Dresdner RCM Capital Funds, Inc.
Rule 10f-3 Transactions
January 1 - June 30, 1999
Date	Security	Fund	Registered Under the
Securities Act of 1933	Purchase Price
Firm Commitment Underwriting	Common Reasonable and Fair
Issuer in Operation 3 years	Shares Purchased
% of Fund Assets	Purchased from an Unaffiliated Broker
% of Shares Offered	Fund Assets
Shares Offered 	Dealer Purchased From
02/12/1999	Equant NV	International Growth Equity Fund
	Yes	$74.00 	Yes	Yes	Yes	8,900	0.67%
	Yes	0.02%	98,442,929	42,000,000	MSCO
05/11/1999	Time Warner Telecom	Growth Equity Fund
	Yes	$14.00 	Yes	Yes	Yes	140	0.00%
	Yes	0.00%	36,591,996	18,000,000	MSCO
05/11/1999	Time Warner Telecom	Small Cap Fund
	Yes	$14.00 	Yes	Yes	Yes	3,300	0.10%
	Yes	0.02%	455,485,830	18,000,000	MSCO